Exhibit 99.2

NEWS

ANADARKO ANNOUNCES BOARD OF DIRECTOR ELECTIONS

HOUSTON, Nov. 15, 2018 - Anadarko Petroleum Corporation (NYSE: APC) today announced the election of Alexandra Pruner and Michael K. Grimm to serve as independent directors of the company, effective today.

“Alie’s experience in the oil and natural gas industry and her strategic leadership in finance and investment banking make her a particularly good fit for our Board of Directors,” said Anadarko Chairman and CEO Al Walker. “Mike is a respected leader in the energy industry with a strong track record of success in the U.S. onshore, most recently in West Texas, where one of Anadarko’s most prolific growth assets is located. We are fortunate to add their perspectives and experiences to our boardroom.”

ALEXANDRA PRUNER

Ms. Pruner, 56, has served as Partner and Chief Financial Officer of Perella Weinberg Partners, a global independent advisory firm providing strategic and financial advice and asset-management services, since it combined in December 2016 with Tudor, Pickering, Holt & Co., LLC, an energy-focused investment bank and asset-management firm. Prior to that, she served as CFO and a member of the Management Committee at Tudor, Pickering, Holt & Co. since the firm’s founding in 2007. Ms. Pruner served as Senior Vice President, Strategic Business Development and publisher of World Oil magazine for Gulf Publishing Company from 2002 to 2007. Prior to joining Gulf Publishing Company, she spent two years in the technology sector serving the energy industry, including Vice President, Energy Vertical at Idea Integration, an IT development and design firm and as Vice President, Marketing for PetroCosm Corporation, an oilfield services B2B procurement and supply chain management company. She served as Director of Investor Relations and Corporate Communications for The Houston Exploration Company, an independent exploration and production company, from 1997 to 2000. Ms. Pruner has extensive experience with the energy industry and in investment banking, having also been with Shearson Lehman Brothers from 1984 to 1990, including as Vice President, Corporate Affairs and Vice President, Government Affairs.

Ms. Pruner is also the founder and a board member of Women’s Global Leadership Conference in Energy & Technology, serves as a member of the Central Advisory Development Board for Amegy Bank and is President of the President’s Advisory Council on the Economics Department at Brown University. She is also a board member of the Houston Symphony Endowment (President), the United Way of Greater Houston (Audit Chair), and the Houston advisory board of the Nature Conservancy. Ms. Pruner holds a B.A. in economics from Brown University.

MICHAEL K. GRIMM

Mr. Grimm, 64, is currently President of Rising Star Petroleum, L.L.C. He is the immediate Past Chairman of the Board for RSP Permian, Inc. Prior to being named Chairman, Mr. Grimm was a Co-Founder of RSP Permian in 2010, and served as a Co-Chief Executive Officer until 2014. From 2006 to 2017, Mr. Grimm served as President and Chief Executive Officer of Rising Star Energy Development Company, and from 1995 to 2006, he served as President and Chief Executive Officer of Rising Star Energy, L.L.C., an upstream exploration and production company active in onshore continental United States that he co-founded in 1995. From 1990 to 1994, Mr. Grimm was Vice President of Land and Exploration for Placid Oil Company. Prior to that, Mr. Grimm was employed for 13 years in the Land and Exploration Departments for Amoco Production Company in Houston and New Orleans. Mr. Grimm has more than 41 years of experience in the oil and natural gas industry and currently serves as a Director of Energy Transfer LP (formerly Energy Transfer Partners, L.P.), since December 2005. He also serves as Chairman of the Compensation Committee for ET.

Mr. Grimm has been active in several industry organizations, including the Independent Petroleum Association of America, the All American Wildcatters, the American Association of Professional Landmen, and the co-founder of NAPE. Mr. Grimm holds a B.B.A./P.L.M. degree from the University of Texas at Austin and is a member of the Silver Spurs Hall of Fame.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2017, the company had approximately 1.44 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

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Anadarko Contacts

INVESTORS:

Robin Fielder, robin.fielder@anadarko.com, 832.636.1462

Andy Taylor, andy.taylor@anadarko.com, 832.636.3089

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

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